Filed
March 29, 2001
Utah Div. Of Corp. & Comm. Code

                              ARTICLES OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION

                                       OF

                      THE MURDOCK GROUP HOLDING CORPORATION


         Pursuant to and in accordance with the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, as amended, (the
"Act"), the undersigned, The Murdock Group Holding Corporation (the "Corporation") hereby declares and certifies as follows:

         1.       The  name of the  Corporation  is The  Murdock  Group  Holding
                  Corporation.

         2. In pertinent part, the first paragraph of Article 4 of the Articles of Incorporation, the text of the amendment to the Articles of Incorporation, as adopted by Unanimous Written Consent of the Directors of the Corporation is amended to read as follows:


                                "Article 4. Stock

                  The total number of shares which the Corporation shall have the authority to issue is six hundred twenty-five million (625,000,000) shares of capital stock, such total number of shares consisting of 600,000,000 shares of Common Stock, $.001 par value per share, and 25,000,000 shares of Preferred stock, $.001 par value per share. All of the shares of the Corporation's capital stock shall be non-assessable."


                  The remainder of Article 4 will continue in full force as currently in effect.

         3.       The   amendment  specified  above  does  not  provide  for  an
                  exchange, reclassification, or cancellation of issued shares of the Corporation.

         4. The amendment specified above was adopted on March 12, 2001 by Unanimous Written Consent of the Directors of the Corporation, and in accordance with the requirements of the Act and the Bylaws of the Corporation. In addition, on March 29, 2001, such amendment specified above was approved by Written Consent by a majority of the Shareholders of the Corporation as follows:




--------------------- ------------------ ------------------ ------------------ ------------------ ------------------
                           NO. OF                              VOTES CAST         VOTES CAST
DESIGNATION OF STOCK     OUTSTANDING        NO. OF VOTES           FOR             AGAINST              VOTES
                           SHARES               CAST            AMENDMENT         AMENDMENT           ABSTAINING
--------------------- ------------------ ------------------ ------------------ ------------------ ------------------
       Common            238,781,427        134,567,632        134,542,232          15,400             10,000
--------------------- ------------------ ------------------ ------------------ ------------------ ------------------


Such votes cast were sufficient for approval of the Amendment.


IN WITNESS WHEREOF, this Amendment to the Articles of Incorporation of the Corporation is executed as of the 29th day of March, 2001.


                                    THE MURDOCK GROUP HOLDING CORPORATION
                                    a Utah corporation,

                                    By        /s/ KC Holmes
                                       -----------------------------------------
                                       KC Holmes
                                       President and Chief Executive Officer



ATTEST:


By /s/ Lance C. Heaton
   -------------------
     Lance C. Heaton
     Secretary